Exhibit 5.1

March 5, 2014

Center Bancorp, Inc.

2455 Morris Avenue

Union, New Jersey 07083-0007

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Center Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the offering by the Company of an aggregate of 14,142,097 shares of the Company’s common stock, no par value (the “Shares”), to be issued in connection with the proposed merger of ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”), with and into the Company, with the Company continuing as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of January 20, 2014 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), by and between the Company and ConnectOne.

We have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in the Agreement and Plan of Merger and certificates of officers of the Company. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The Agreement and Plan of Merger provides that it is a condition to the obligations of both the Company and ConnectOne that the shareholders of the Company approve the adoption of an Amended and Restated Certificate of Incorporation, a copy of which is annexed to the Agreement and Plan of Merger and annexed to the Registration Statement (the “Charter”). For purposes of this opinion, we have assumed that such approval shall be granted and that the Charter shall be filed with the New Jersey Department of the Treasury concurrent with the consummation of the Merger.

The opinion expressed below is limited to the New Jersey Business Corporation Act.

Based on the foregoing, we are of the opinion that (i) upon receipt of approval of the Charter by the Company’s shareholders and the filing of the Charter with the New Jersey Department of the Treasury in accordance with the Agreement and Plan of Merger, as described in the Registration Statement, the Shares described above will be duly authorized and (ii) upon issuance and delivery upon consummation of the Merger in accordance with the Agreement and Plan of Merger, as described in the Registration Statement, the Shares described above will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this letter as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
LOWENSTEIN SANDLER LLP